Exhibit 99.1
Russ Klein Resigns as President, Global Marketing Strategy and Innovation
for Burger King Corp.
Peter Robinson to Oversee Global Marketing on an Interim Basis
MIAMI — Nov. 10, 2009 Burger King Corp. (NYSE:BKC) announced today that Russ Klein, the Company’s president, global marketing strategy and innovation will resign effective Dec. 15, 2009 due to personal reasons. Peter Robinson, Burger King Corp.’s former president of the Europe, Middle East and Africa (EMEA) business segment will oversee the global marketing function on an interim basis while the company conducts an executive search.
John W. Chidsey, Burger King Corp.’s chairman and chief executive officer commented, “On behalf of the company’s board of directors and the entire BURGER KING® family, I thank Russ for his many contributions during his six and a half years of dedicated service to the BURGER KING® brand. Russ’ executive and marketing leadership was a key factor in the company delivering six consecutive years of positive comparable sales through fiscal 2009, being named by Ad Week as one of the top three industry-changing advertisers within the last three decades and being recognized by Interbrand on its 2009 Top 100 Best Global Brands list. Russ has been a valued member of the global executive team and his passion and dedication will be missed.”
Russ Klein said, “After thoughtful consideration, I have decided that now is the time to write the next chapter of my life. It’s from my heart that I say Burger King Corp. is an exemplary company with limitless potential. It is in the superb hands of the entire global executive team led by my friend and colleague, John Chidsey. I am thankful to have worked for such a dynamic organization and with such smart and talented people. I feel certain that the marketing group will continue to excel under the leadership of Peter Robinson, who brings both the right credentials and experience to the interim post. I wish the entire BURGER KING® family much continued success.”
Chidsey added, “Over the past several years, Russ has built and cultivated a strong marketing leadership team. I am confident that with Peter Robinson’s oversight of this team, combined with his extensive operations and marketing experience, BKC will continue to deliver compelling advertising, innovative promotions and exceptional products that we have become globally recognized for and our guests have come to expect.”
Peter Robinson most recently served as the company’s president of the EMEA business segment and served on the global executive team for over three years. Robinson’s career spans more than 30 years in the consumer foods industry. He has extensive leadership and marketing experience with brands such as the Frito-Lay International Division of PepsiCo, Kraft General Foods and Procter & Gamble.
ABOUT BURGER KING CORPORATION
The BURGER KING® system operates approximately 12,000 restaurants in all 50 states and in 73 countries and U.S. territories worldwide. Approximately 90 percent of BURGER KING® restaurants are owned and operated by independent franchisees, many of them family-owned operations that have been in business for decades. In 2008, Fortune magazine ranked Burger King Corp. among America’s 1,000 largest corporations and Ad Week named it one of the top three industry-changing advertisers within the last three decades. To learn more about Burger King Holdings Inc., please visit the company’s Web site at www.bk.com.

Burger King Holdings Inc., Miami
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Susan Robison, 305-378-7277
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